Frisch's Restaurants, Inc. Returns to Full Compliance with the Listing Standards of the New York Stock Exchange

CINCINNATI, March 20, 2015 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS)

Frisch's Restaurants, Inc. (the "Company") received a letter on March 19, 2015 from the New York Stock Exchange (the "Exchange") stating that the Company is once again in full compliance with the continued listing standards of the Exchange.

On February 3, 2015, the Exchange had notified the Company that it was not in compliance with the continued listing standards of the Exchange because the Company had been unable to timely file with the Securities and Exchange Commission ("SEC") its Quarterly Report on Form 10-Q for the period ended December 16, 2014, which had been due on January 26, 2015. The Company filed its delayed Form 10-Q with the SEC on March 13, 2015. Information about the reason for the delay can be found in the Company's Form 10-Q filed on March 13, 2015 and in the Company's Form 8-K filed with the SEC on January 20, 2015.

Mark Lanning, the Company's Chief Financial Officer, said, "We are pleased that the Company was able to return to full compliance so quickly by promptly addressing the deficiencies noted by the Exchange."

About Frisch's Restaurants, Inc.
Frisch's is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

CONTACT: Tom Becker, (212) 573-6100, Tom_Becker@sitrick.com; Jeff Lloyd, (310) 788-2850, Jeff_Lloyd@sitrick.com